Pricing supplement No. 416UU

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006 and

product supplement UU dated October 31, 2007

addendum to product supplement UU dated December 13, 2007

Registration Statement No. 333-137902 Dated June 25, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$1,457,000

Buffered Underlying Securities (BUyS) Linked to the iShares® Dow Jones U.S. Financial Sector Index Fund due June 30, 2010

General

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Buffered Underlying Securities (BUyS) Linked to the iShares® Dow Jones U.S. Financial Sector Index Fund due June 30, 2010 (the “securities” or “BUyS”) are designed for investors who seek an enhanced return of 1.275 times the appreciation, if any, of the iShares® Dow Jones U.S. Financial Sector Index Fund (the “Index Fund”) at maturity, up to an Index Fund Return Cap (as defined below) of 48.50%, resulting in a Maximum Return (as defined below) of 61.8375% of the $1,000 face amount. Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 95% of their initial investment if the Index Fund declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about June 30, 2010.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities priced on June 25, 2008 and are expected to settle three business days later on June 30, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Issue Price:	$1,000 per security.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index Fund:	iShares® Dow Jones U.S. Financial Sector Index Fund.

Index:	Dow Jones U.S. Financials Sector Index (the “Index”).

Issue Price:	100% of the face amount.

Buffer Level:	5%

Participation Rate:	127.50%

Index Fund Return Cap:	48.50%

Maximum Return:	61.8375%

Payment at Maturity:

•     If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Fund Return, subject to an Index Fund Return Cap of 48.50%, multiplied by the Participation Rate of 127.50% resulting in a Maximum Return of 61.8375% of the $1,000 face amount. Accordingly, if the Index Fund Return is positive, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000  +  [$1,000  x  Index Fund Return  x  Participation Rate]

•     If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of BUyS.

•     If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your securities for every 1% that the Index Fund declines beyond the Buffer Level. Accordingly, in this case, if the Index Fund Return is less than -5%, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000  +  [$1,000  ×  (Index Fund Return  +  Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level of 5%, you could lose up to $950 per $1,000 face amount of BUyS.

Index Fund Return:	Subject to the Index Fund Return Cap, the Index Fund Return will be calculated as follows:

Final Level – Initial Level
Initial Level

Initial Level:	73.19

Final Level:	The Index Fund closing level (expressed as the closing level per share of the Index Fund) on the Final Valuation Date times the Share Adjustment Factor.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for anti-dilution events.

Trade Date:	June 25, 2008

Final Valuation Date:	June 25, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	June 30, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 LU 5

ISIN:	US2515A0LU50

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on PS-8 in the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$1,457,000.00	$0.00	$1,457,000.00

(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,457,000.00	$57.26

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement UU dated October 31, 2007 and the addendum to product supplement UU dated December 13, 2007. For the purposes of this pricing supplement, all references in product supplement UU to the “Index”, should be read as referring to the Index Fund as defined in this pricing supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement UU dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement UU dated October 31, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507231376/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index Fund?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index Fund from -100% to +100% and assumes a Participation Rate of 127.50%, an Index Fund Return Cap of 48.50%, a Maximum Return of 61.84% and an Initial Level of 75.00. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Fund Return (%)	Payment at Maturity ($)	Return on Security (%)
150.00	100.00%	1,618.38	61.84%
131.25	75.00%	1,618.38	61.84%
111.38	48.50%	1,618.38	61.84%
93.75	25.00%	1,318.75	31.88%
90.00	20.00%	1,255.00	25.50%
82.50	10.00%	1,127.50	12.75%
81.00	8.00%	1,102.00	10.20%
76.50	2.00%	1,025.50	2.55%
75.75	1.00%	1,012.75	1.28%
75.00	0.00%	1,000.00	0.00%
74.25	-1.00%	1,000.00	0.00%
73.50	-2.00%	1,000.00	0.00%
71.25	-5.00%	1,000.00	0.00%
67.50	-10.00%	950.00	-5.00%
60.00	-20.00%	850.00	-15.00%
56.25	-25.00%	800.00	-20.00%
37.50	-50.00%	550.00	-45.00%
18.75	-75.00%	300.00	-70.00%
0.00	-100.00%	50.00	-95.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index Fund increases from the Initial Level of 75.00 to the Final Level of 82.50. Because the Final Level of 82.50 is greater than the Initial Level of 75.00, the investor receives a payment at maturity of $1,127.50 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000 +  ($1,000.00  x  10%  x  127.50%)  =  $1,127.50

Example 2: The Index Fund increases from the Initial Level of 75.00 to the Final Level of 131.25. Because the Index Fund Return of 75.00% is greater than the Index Fund Return Cap of 48.50%, the investor receives a payment at maturity of $1,618.38 per $1,000 security face amount, the maximum payment on the securities, calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000.00  +  ($1,000  x  48.50%  x  127.50%)  =  $1,618.38

Example 3: The Index Fund declines from the Initial Level of 75.00 to the Final Level of 71.25. Because the decline in the Index Fund from the Initial Level of 75.00 to the Final Level of 71.25 does not exceed the Buffer Level of 5%, the investor receives a payment at maturity of $1,000.00 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000.00

Example 4: The Index Fund declines from the Initial Level of 75.00 to the Final Level of 60.00. Because the decline in the Index Fund from the Initial Level of 75.00 to the Final Level of 60.00 exceeds the Buffer Level of 5%, the Index Fund Return is negative, and the investor will receive a payment at maturity of $850.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  [$1,000  x  (-20%  +  5%)]  =  $850.00

Example 5: The Index Fund declines from the Initial Level of 75.00 to the Final Level of 0. Because the decline in the Index Fund from the Initial Level of 75.00 to the Final Level of 0 exceeds the Buffer Level of 5%, the Index Fund Return is negative, and the investor will receive a payment at maturity of $50.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  [$1,000  x  (-100%  +  5%)]  =  $50.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity to enhance equity returns by multiplying a positive Index Fund Return, subject to an Index Fund Return Cap of 48.50%, by a Participation Rate of 127.50%, or a Maximum Return of 61.8375% of the $1,000 face amount and therefore a maximum payment of $1,618.38 for each $1,000 face amount of BUyS. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 5%. If such decline is more than the Buffer Level of 5%, for every 1% decline beyond 5%, you will lose an amount equal to 1% of the face amount of your securities. For example, an Index Fund Return of -30% will only result in a 25% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE iSHARES® DOW JONES U.S. FINANCIAL SECTOR INDEX FUND — The return on the securities, which may be positive or negative, is linked to the iShares® Dow Jones U.S. Financial Sector Index Fund. The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the U.S. financial industry as represented by the Dow Jones U.S. Financials Index.

The Index holds equity securities of companies in the following sectors of the U.S. equity market: banks, nonlife insurance, life insurance, real estate, general finance, equity investment instruments and nonequity investment instruments. The Index is calculated, published and disseminated daily by Dow Jones & Company (“Dow Jones”), and comprises the equity securities underlying the Index Fund. For additional information about the Index Fund, see the information set forth under “iShares® Dow Jones U.S. Financial Sector Index Fund” in this pricing supplement. For additional information about the Index, see the information set forth under “Dow Jones U.S. Financials Sector Index” in this pricing supplement.

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CERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended. In that case, any long-term capital gain you recognize on a sale, exchange or retirement of securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the securities sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the securities in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index Fund, the Index or in any of the equity securities held by the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment in excess of $50 per $1,000 face amount. The return on the securities at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 5% Buffer Level. Accordingly, you could lose up to $950 for each $1,000 face amount that you invest.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities held by the Index Fund would have.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX FUND RETURN CAP — As a holder of the securities, you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of 48.50%. A Maximum Return of 61.8375% of the $1,000 face amount applies to the BUyS. Consequently, if the Index Fund Return exceeds the Index Fund Return Cap, your payment at maturity will be limited to a maximum payment of $1,618.38 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of the Index Fund, which may be significant.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent is not required to make adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment to the Share Adjustment Factor, the value of your securities may be materially and adversely affected.

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THE PERFORMANCE OF THE INDEX FUND MAY NOT CORRELATE PERFECTLY WITH THE PERFORMANCE OF THE INDEX — The shares of the Index Fund are traded on NYSE Arca, Inc. (the “NYSE”) and are subject to market supply and investor demand and the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. In addition, the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. Because of the imperfect correlation between the performance of the Index Fund and the performance of the Index, the return on the securities will not be the same as an investment directly in the Index Fund or in the Index or in the equity securities included in the Index, and will not be the same as a debt security with a payment at maturity linked to the performance of the Index.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATIONS IN A SINGLE INDUSTRY — The equity securities included in the Index and that are generally tracked by the Index Fund are the equity securities of companies representing the U.S. financial industry. The equity securities included in the Index Fund may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Insurance companies may be subject to severe price competition. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Certain financial shares, including certain core holdings of the Index Fund, have recently experienced substantial share price declines. These factors could cause or contribute to large movements in the price of Index Fund shares, and could cause the price of Index Fund shares to close below the Buffer Level of 5.00%, in which case for every 1.00% decline beyond 5.00%, you will lose an amount equal to 1.00% of the face amount of your securities.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO

WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index Fund to which the Securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index Fund;

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the dividend rate on the equity securities held by the Index Fund (while not paid to holders of the securities, dividend payments on the equity securities held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on the Index Fund and, therefore, affect the value of the securities);

•	the time remaining to maturity of the securities;

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, any long-term capital gain recognized with respect to your securities in excess of the “net underlying long-term capital gain” would be treated as ordinary income, and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the securities. Furthermore, as described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The iShares® Dow Jones U.S. Financial Sector Index Fund

We obtained all information contained in this pricing supplement regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, iShares® Inc. (“iShares®”), iShares® Trust, Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the NYSE under the ticker symbol “IYF.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the equity securities of companies in the U.S. financial industry, as measured by the Index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the Index Fund, please see the Prospectus, dated August 1, 2007 (as supplemented on December 6, 2007, December 14, 2007 and December 27, 2007). In addition, information about iShares and the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

Investment Objective and Strategy

The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the financial industry, as measured by the Index. Thus, the Index Fund is concentrated in the U.S. financial industry. The Index is calculated, maintained and published by Dow Jones.

The Index Fund uses a representative sampling strategy (as described below under “— Representative Sampling”) to track the Index. In addition, in order to improve its portfolio liquidity and its ability to track the Index, the Index Fund may invest up to 10% of its assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates.

Representative Sampling

The Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the Index, and generally does not hold all of the equity securities included in the Index Fund. The Index Fund invests in a representative sample of securities in the Index, which have a similar investment profile as the Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Index.

Correlation

The Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. BGFA expects that, over time, the correlation between a Fund’s performance and that of its underlying index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Index.

Industry Concentration Policy

The Index Fund will concentrate its investments to approximately the same extent that the Index concentrates in the stocks of the financial industry. As of June 25, 2008, 99.83% of the Index Fund’s investments consisted of stocks in the in the financial industry.

Holdings Information

As of June 25, 2008, 99.83% of the Index Fund’s holdings consisted of stocks, 0.19% consisted of cash and -0.01% was in other assets, including dividends booked but not yet received. The following tables summarize the Index Fund’s top holdings in individual companies as of such date.

Top holdings in individual securities as of June 25, 2008

Company	Percentage of Total Holdings
JPMorgan Chase & Co.	6.25%
Bank of America Corporation	5.66%
Citigroup Inc.	4.90%
Wells Fargo & Company	3.78%
American International Group, Inc.	3.32%
The Goldman Sachs Group, Inc.	3.16%
US Bancorp	2.47%
Bank of New York Mellon Corporation	2.23%
American Express Company	2.00%
Wachovia Corporation	1.84%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

License Agreement with BGI

We have entered into an agreement with BGI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Index Fund, which is owned and published by BGI, in connection with certain securities, including the notes.

ISHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO DEUTSCHE BANK AG. THE BUFFERED UNDERLYING SECURITIES (BUYS) LINKED TO THE INDEX FUND ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE INDEX FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE BUFFERED UNDERLYING SECURITIES (BUYS) LINKED TO THE INDEX FUND. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE BUFFERED UNDERLYING SECURITIES (BUYS) LINKED TO THE INDEX FUND.

The Dow Jones U.S. Financials Sector Index

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. The Index is calculated, maintained and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

Index Composition and Maintenance

The Index measures the performance of the financial industry portion of the United States equity market. The Index is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted and components are drawn from the Bank, Insurance and Financial Services supersectors. The Index is a subset of the Dow Jones U.S. Index which in turn is a subset of the Dow Jones World Index, a benchmark family that follows some 6,000 stocks from 46 countries.

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts and similar real-property-owning pass-through structures taxed as REITs by their domiciles also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Index, the issuer of the component securities must be classified in the financial industry as maintained by the Industry Classification Benchmark (“ICB”).

The Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Index. You can find a list of the companies whose common stocks are currently included in the Index on the Dow Jones website at http://www.djindexes.com. Information included in such website is not a part of this pricing supplement.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies stocks into groups of 10 industries, 18 supersectors, 39 sectors and 104 subsectors. The Financial Industry is composed of the Bank supersector, the Insurance supersector and the Financial Services supersector. The Bank supersector includes companies in the Bank sector, the Insurance supersector includes companies in the nonlife insurance and life insurance sectors and the Financial Services supersector includes companies in the real estate, general financial, equity investment instruments and nonequity investment instrument sectors.

Calculation and Adjustments

Input Data Sources.

Real-time stock prices are provided by Reuters, with the latest trading price used for index calculation. The number of shares is determined separately for each class of stock. This information is obtained from regulatory filings and a variety of data vendors or from the companies themselves. Corporate actions are sourced from public news services, regulatory filings, data vendors and the companies themselves. Float data are obtained from a variety of sources including data vendors, exchanges, regulators and the companies themselves.

Index Formula.

The index is calculated using a Laspeyres formula. This formula is used for the calculation of the price return index. The only difference is that the divisor Dt is different for the two indexes. The index is computed as follows:

The above mentioned formula can be simplified as where:

Dt	= = divisor at time (t)

n	= the number of stocks in the index

Pi0	= the closing level of stock i at the base date (December 31, 1991)

qi0	= the number of shares of company i at the base date (December 31, 1991)

Pit	= the price of stock i at time (t)

qit	= the number of shares of company i at time (t)

Ct	= the adjustment factor for the base date market capitalization

T	= the time the index is computed

Mt	= market capitalization of the index at time (t)

Bt	= adjusted base date market capitalization of the index at time (t)

Dividend payments are not taken into account in the price index, whereas dividend payments are reinvested in the index sample of the total return index. Any dividend larger than 10% of the equity price is considered a special dividend, which requires a divisor adjustment. The adjustment protects the index from the effects of changes in index composition and the impact of corporate actions.

Divisor Adjustments.

Corporate actions affect the share capital of component stocks and therefore trigger increases or decreases in the index. To avoid distortion, the divisor of the index is adjusted accordingly. Changes in the index’s market capitalization due to changes in the composition (additions, deletions or replacements), weighting (following quarterly reviews or changes of more than 10% in a single component’s share number) or corporate actions (mergers, spinoffs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks) result in a divisor change to maintain the index’s continuity. By adjusting the divisor, the index value retains its continuity before and after the event.

Formulae for Divisor Adjustment.

The following formulae will be used for divisor adjustments. (Note: No divisor adjustments are necessary for stock splits, since market capitalization does not change and the share number and share price are adjusted prior to the opening of trading on the split’s ex-date.)

Dt	= divisor at time (t)

Dt+1	= divisor at time (t+1)

Pit	= stock price of company i at time (t)

qit	= number of shares of company i at time (t)

ΔMCt+1 =

add new component’s market capitalization and adjusted market capitalization (calculated with adjusted closing levels and shares effective at time t+1 and/or minus market capitalization of companies to be deleted (calculated with closing levels and shares at time t). If the current trading price of an issue is unavailable, the previous trading session’s closing level is used. However, if the issue is affected by any corporate action that requires an adjustment, then the adjusted price is used.

Adjustments for Corporate Actions.

An index divisor may decrease (Ñ) or increase (Δ) or keep constant (■) when corporate actions occur for a component stock. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

DIVISOR Ñ	A) Cash dividend (applied for return index only) adjusted price = closing level – dividend announced by the company

DIVISOR Δ	B) Special Cash dividend (applied for price return index only) adjusted price = closing level – dividend announced by the company

DIVISOR ■	C) Split and Reverse Split adjusted price = closing level * A / B new number of shares = old number of shares * B / A

DIVISOR Δ	D) Rights Offering adjusted price = (closing level * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A

DIVISOR ■	E) Stock Dividend adjusted price = closing level * A / (A + B) new number of shares = old number of shares * (A + B) / A

DIVISOR Ñ	F) Stock Dividend of a Different Company Security adjusted price = (closing level * A – price of the different company security * B) / A

DIVISOR Ñ	G) Return of Capital and Share Consolidation adjusted price = (closing level – dividend announced by company) * A / B new number of shares = old number of shares * B / A

DIVISOR Ñ

H) Repurchase Shares-Self-Tender

adjusted price = (closing level – dividend announced by company) * A / B new number of shares = old number of shares * B / A

adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares) new number of shares = old number of shares – number of tendered shares

DIVISOR Ñ	I) Spinoff adjusted price = ( closing level * A – price of spun-off shares * B ) / A

DIVISOR Δ

J) Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

w If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing level * A + subscription price * C * (1 + B / A)]

/ [ (A + B) * (1 + C / A) ]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

w If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing level * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [ ( A + C ) * ( 1 + B / A) ]

DIVISOR Δ

K) Stock Distribution and Rights (Neither Action is Applicable to the Other)

adjusted price = [closing level * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C]

Computational Precision.

Index values are rounded to two decimal places and divisors are rounded to integers. Any values derived by the index calculation engine from a corporate action used for the divisor adjustments and index computations are rounded to seven decimal places.

License Agreement with Dow Jones & Company

We have entered into an agreement with Dow Jones providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by Dow Jones, in connection with certain securities, including the notes.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the BUyS or any member of the public regarding the advisability of investing in securities generally or in the BUyS particularly. Dow Jones’ only relationship to the Deutsche Bank AG is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Index, which is determined, composed and calculated by Dow Jones without regard to Deutsche Bank AG or the BUyS. Dow Jones has no obligation to take the needs of Deutsche Bank AG or the owners of the BUyS into consideration in determining, composing or calculating the Index. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BUyS to be issued or in the determination or calculation of the equation by which the BUyS are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the BUyS.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF THE BUYS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND DEUTSCHE BANK AG.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from June 1, 2000 through June 25, 2008. The Index Fund closing level on June 25, 2008 was 73.19. We obtained the Index Fund closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index Fund and those of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index Fund. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment.

Additional Terms of Securities

The following provisions supplement the disclosure in product supplement UU dated October 31, 2007, and to the extent that information contained in this pricing supplement is inconsistent with the terms in product supplement UU, this pricing supplement shall control.

The “closing level” of one share of the Index Fund (or any successor index fund (as defined under “Additional Terms of Securities—Discontinuance of the Index Fund and/or the Index; Alteration of Method of Calculation”) or one unit of any other security for which a closing level must be determined) on any trading day (as defined below) means:

•

if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a U.S. national securities exchange, the last reported sale price for one share of the Index Fund, regular way, of the principal trading session on such day on the principal U.S. national securities exchange registered under the Exchange Act, on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

•

if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Index Fund of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board operated by the Financial Institution Regulatory Authority on such day,

•

if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board, the last reported sale price for one share of the Index Fund of the principal trading session on the OTC Bulletin Board on such day;

•

or if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the closing level for one share of the Index Fund calculated pursuant to the alternative methods of calculation of the closing level described under “Additional Terms of Securities—Discontinuance of the Index Fund and/or the Index; Alteration of Method of Calculation”;

•

or if, because of a market disruption event (as defined under “Additional Terms of Securities—Market Disruption Events”) or otherwise, the last reported sale price for one share of the Index Fund (or any such successor index fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for one share of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “Additional Terms of Securities—Discontinuance of the Index Fund and/or the Index; Alteration of Method of Calculation.” The term OTC Bulletin Board will include any successor service thereto.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index Fund closing level on the Final Valuation Date and, consequently, the Index Fund Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events, together with disruptions and suspensions of trading in the markets for options and futures contracts related to the Index Fund or Index, individually as a “market disruption event.”

With respect to the Index Fund or the Index, a “market disruption event” means:

•

the occurrence or existence of a suspension, absence or material limitation of trading in shares of the Index Fund on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Index Fund shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of the Index Fund or the level of the Index (or the relevant successor index fund or successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of the Index Fund or the level of the Index (or the relevant successor index fund or successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index Fund or the Index (or the relevant successor index fund or successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the BUyS.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index Fund or the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index Fund or to the level of the Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index Fund or to the level of the Index attributable to that security, relative to

•	the overall level of the disrupted Index Fund or the level of the Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index Fund or the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index Fund or Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index Fund or the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant Exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in or of the Index Fund or Index or any successor index fund or successor index.

Discontinuance of the Index Fund and/or the Index; Alteration of Method of Calculation

If the Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Final Level will be determined by the calculation agent and will be deemed to equal the product of (i) the closing level of the Index (or any Successor Index, as described below) on the Final Valuation Date (taking into account any material changes in the method of calculating the Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing level of the Index Fund and the denominator of which is the closing level of the Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a closing level of the Index Fund was available.

If the publisher of the Index (the “Index Publisher”) discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the Issuer, as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent closing level following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any trading day on which the closing level is relevant to the payment at maturity.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depository Trust Company (the “DTC”), as holder of the security, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the security, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date following a Liquidation Event and the Issuer, as the calculation agent, determines, in its sole discretion, that no Successor Index is available at such time, then the calculation agent will determine the closing level for such date. Such closing level will be computed by the calculation agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the Sector Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the securities.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares which a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Extraordinary Cash Dividends or

Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the closing levels of one share of the Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” shall mean the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing level of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Index Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Index Fund by an amount equal to at least 10% of the closing level of the Index Fund on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the closing level of the Index Fund on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing level exceeds the extraordinary dividend amount.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.